Exhibit 10.18

[***]Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

DEVELOPMENT FUNDING AND ROYALTIES AGREEMENT

THIS DEVELOPMENT FUNDING AND ROYALTIES AGREEMENT (this “Agreement”) is made and entered into effective as of December 13, 2018 (the “Effective Date”) by and between LIGAND PHARMACEUTICALS, INC., a Delaware company having a place of business at 3911 Sorrento Valley Boulevard, Suite 110, San Diego, California 92121, U.S.A., (“Ligand”), and PALVELLA THERAPEUTICS, INC., a Delaware company having a place of business at 125 Strafford Avenue, Suite #360, Wayne, PA 19087, and its Affiliates (“Palvella”). Palvella and Ligand may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Ligand is engaged in the development and commercialization of pharmaceutical products;

WHEREAS, Palvella owns or otherwise controls certain intellectual property rights and regulatory filings relating to the compound designated as PTX-022 (as defined below), which is the subject of clinical development;

WHEREAS, Ligand desires to contribute to the funding of the development of PTX-022 in exchange for the right to receive future payments based on the development and commercialization of PTX-022; and

WHEREAS, Palvella would like to obtain such funding from Ligand for such development activities, and make such future payments to Ligand, as set forth in this Agreement below.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the Parties hereby agree as follows.

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Accredited Investor” has the meaning ascribed to such term in Rule 501 of Regulation D promulgated under the Securities Act.

1.2 “Affiliate” of a Person means any other Person that (directly or indirectly) is controlled by, controls or is under common control with such initial Person.

CONFIDENTIAL

For the purposes of this definition, the term “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means: (a) direct or indirect ownership of more than fifty percent (50%) of the voting interest in the Person in question, or more than fifty percent (50%) interest in the income of the Person in question; provided, however, that, if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests; or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the Person in question (whether through ownership of securities or other ownership interests, by contract, or otherwise).

1.3 “Applicable Law” means all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Governmental Authority and are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by a Party of its obligations, and/or exercise of its rights, under this Agreement.

1.4 “Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within ninety (90) days from entry thereof; provided that in the case of an involuntary petition, such Person has not challenged such petition within ninety (90) days thereof; (e) the appointment of a trustee, receiver, or custodian for all or substantially all of the property of such Person, or for any lesser portion of such property, if the result materially and adversely affects the ability of such Person to fulfill its obligations hereunder, which appointment is not dismissed within sixty (60) days; or (f) the dissolution or liquidation of Palvella.

1.5 “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

1.6 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the first complete Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term will end upon the expiration or termination of this Agreement.

1.7 “Calendar Year” means (a) for the first Calendar Year of the Term, the period beginning on the Effective Date and ending on December 31, 2018, (b) for each Calendar Year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the Term, the period beginning on January 1 of the Calendar Year in which this Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

1.8 “Change of Control” means with respect to a Party: (a) the sale or exclusive license of all or substantially all of such Party’s assets or business relating to this Agreement to a Third Party; (b) a merger, reorganization or consolidation involving the Party and a Third Party in which the voting securities of the Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a transaction (which may include a tender offer for such Party’s stock or the issuance, sale or exchange of stock of such Party) with a Third Party or Third Parties in which the stockholders of such Party immediately prior to the transaction do not, immediately after consummation of such transaction, (i) own, directly or indirectly through one or more intermediaries, stock or other securities of such Party that possess a majority of the voting power of all of such Party’s outstanding stock and other securities or (ii) possess the power to elect a majority of the members of such Party’s board of directors; provided, however, that, notwithstanding subsections (a), (b), and (c) above, a bona fide debt or equity financing of Palvella, including without limitation an IPO, Qualified Financing Event, Qualified Licensing Event or any equity financing involving a private placement of Palvella’s securities, will not constitute a Change of Control.

1.9 “Claims” has the meaning set forth in Section 8.1.

1.10 “Commercially Reasonable Efforts” means, as to Palvella and a Product, the level of effort, expertise, and resources required to Develop and Commercialize a Product consistent with the reasonable efforts that would be typically exerted by a biotechnology or pharmaceutical company of comparable size and capabilities as Palvella in pursuing the development and commercialization of a similar product with similar product characteristics at a similar stage in its development or product life, including without limitation with respect to commercial potential, the proprietary position of the Product, the regulatory status and approval process and other relevant technical, scientific, medical or legal factors.

1.11 “Commercialize,” “Commercializing,” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals for, marketing, promoting, distributing, importing, and/or selling a Product.

1.12 “Confidential Information” means any and all technical, business or other information or materials that are deemed confidential or proprietary to or by a Party and are disclosed or provided by such Party to the other Party under or in connection with this Agreement, whether disclosed or provided in oral, written, graphic, or electronic form, which may include without limitation trade secrets, processes, formulae, data, Know-How, improvements, inventions, chemical or biological materials, chemical structures, techniques, clinical, sublicensing and marketing and other Development and/or Commercialization plans, strategies, customer lists, financial data, intellectual property information, tangible or intangible proprietary information or materials or other information in whatever form.

1.13 “Control” or “Controlled” means, with respect to an item, information, or an intellectual property right, that the applicable Party owns or has a license or other appropriate rights in, to, and under such item, information, or intellectual property right and has the ability to disclose and grant a license or sublicense to the other Party as provided for in this Agreement in, to, and under such item, information, or intellectual property right without violating the terms of any written agreement with any Third Party.

1.14 “Cover,” “Covered,” or “Covering” means, with respect to a Patent Right, that, in the absence of ownership of or a license under such Patent Right, the manufacture, use, offer for sale, sale or importation of such Product or components thereof would infringe a Valid Claim in such Patent Right.

1.15 “Development” means non-clinical, pre-clinical and clinical drug discovery, research, and/or development activities, including without limitation quality assurance and quality control development, and any other activities reasonably related to or leading to the development and submission of information to a Regulatory Authority. When used as a verb, “Develop” means to engage in Development.

1.16 “Development Budget” has the meaning set forth in Section 2.2.

1.17 “Development Plan” has the meaning set forth in Section 2.2.

1.18 “Disclosing Party” has the meaning set forth in Section 5.1.

1.19 “Dollars” or “US$” means the lawful currency of the United States.

1.20 “Enforcing Party” has the meaning set forth in Section 6.2.1.

1.21 “Export Control Laws” means all applicable U.S., European Union or other applicable laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the European Union or (b) the export or re-export of commodities, technologies or services or data, including without limitation the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706; the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et. seq.; the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779; and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and European Union laws and regulations (including without limitation Regulation (EC) No 428/2009, as amended), in each case as amended.

1.21 “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et. seq.), as amended.

1.22 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.24 “Field” means the treatment of any and all indications, including without limitation pachyonychia congenita (“PC”).

1.25 “First Commercial Sale” means, with respect to a particular Product, the first commercial sale for monetary value by Palvella, one or more of its Affiliates or one or more of its Licensees in an arm’s length transaction to a Third Party that is not a Licensee, including without limitation any final sale to a distributor or wholesaler under any non-conditional sale arrangement, of such Product in the Field in the Territory after Regulatory Approval of such Product has been granted in the Field in the Territory. For the avoidance of doubt, sales or transfers of a Product for clinical and non-clinical research and trials (including studies reasonably necessary to comply with Applicable Law or requests by a Regulatory Authority), early access programs or for compassionate or similar use, shall not be considered a First Commercial Sale.

1.26 “GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.27 “Governmental Authority” will mean any supranational, federal, national, multinational, regional, provincial, county, city, state, or local government, court, governmental agency, authority, board, bureau, instrumentality, regulatory body, or other political subdivision, domestic or foreign.

1.28 “Indemnitee” has the meaning set forth in Section 8.1.

1.29 “Initiate” means, when used with respect to a Phase 2/3 Clinical Study, the dosing of the first human patient with the first dose in such Phase 2/3 Clinical Study.

1.30 “IPO” means a transaction pursuant to which Palvella’s stock becomes publicly traded, including without limitation through a merger with a company whose stock is publicly traded or a firm commitment underwritten public offering of common stock of Palvella registered under the Securities Act.

1.31 “Know-How” means technical information and materials, including without limitation technology, software, instrumentation, devices, data, biological materials, assays, constructs, compounds, inventions (patentable or otherwise), practices, methods, algorithms, models, knowledge, know-how, trade secrets, skill and experience (including without limitation all biological, chemical, pharmacological, toxicological, clinical, assay and related know-how and trade secrets, and all manufacturing data, manufacturing processes, specifications, assays, quality control and testing procedures, regulatory submissions and related know-how and trade secrets).

1.32 “Knowledge” means the actual knowledge of [***], after reasonable due inquiry, but is not meant to require or imply that any type of search (independent of that performed by the actual Governmental Authority during the normal course of patent prosecution, as applicable in a jurisdiction) has been conducted or opinion of counsel obtained.

1.33 “License” means any agreement pursuant to which Palvella grants to a Third Party (a “Licensee”) a license, sublicense, or other right to any Palvella Patents or Regulatory Filings or Regulatory Approvals relating to the Products; provided, however, that a License shall not include (a) any agreement pursuant to which a Licensee obtains solely the right to distribute a Product after purchase from Palvella, or (b) any agreement pursuant to which Palvella or any of its Affiliates grants a license or sublicense of any of its intellectual property rights (i) solely to conduct research, (ii) solely to manufacture a Product, or (iii) otherwise to service providers solely on a non-exclusive basis in the ordinary course of Development or Commercialization of a Product (e.g., material transfer agreements, distribution agreements, and consulting agreements).

1.34 “Licensee” has the meaning set forth in the definition of License.

135 “Losses” has the meaning set forth in Section 8.1.

1.36 “Milestone Payment” has the meaning set forth in Section 4.2.

1.37 “NDA” means a New Drug Application filed with the FDA that is required for approval for the applicable Product in the United States, or its foreign equivalent in the Territory.

1.38 “Net Sales” means, with respect to any Product, the gross amounts received by Palvella, its Affiliates and Licensees for arm’s length sales of such Product in the Field in the Territory to a Third Party (excluding any sales among Palvella, its Affiliates and any Licensee), commencing with the First Commercial Sale, less the following deductions solely to the extent incurred or allowed with respect to such sales, and solely to the extent such deductions are in accordance with GAAP, and which are not already reflected as a deduction from the invoiced price: (a) discounts (to the extent not previously applied to such amounts received), charge-back payments, and rebates; (b) credits or allowances for damaged goods, rejections, recalls or returns of such Product; (c) freight, insurance, postage, and shipping charges for delivery of such Product, to the extent separately billed on the invoice; (d) taxes, customs, or duties levied on, absorbed, or otherwise imposed on the sale of such Product, as adjusted for rebates and refunds, to the extent not paid by the Third Party and only to the extent such taxes, customs, or duties are not reimbursed to the paying party, but excluding all income taxes; and (e) that portion of the annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fees imposed by any Applicable Law. If a Product is sold by Palvella, its Affiliates or Licensees through intermediaries such as agents, consignees or co-promoters who do not purchase and take title to Product, Royalties will be due only on sales to those Third Parties who actually purchase and take title to Product through such intermediaries. Net Sales will be determined in accordance with GAAP.

With respect to sales of a Product invoiced in Dollars, Net Sales shall be determined in Dollars. With respect to sales of a Product invoiced in a currency other than Dollars, Net Sales shall be determined by converting the currencies at which the sales are made into Dollars, at rates of exchange determined in a manner consistent with Palvella’s or the applicable Licensee’s methods for calculating rates of exchange in the preparation of Palvella’s or such applicable Licensee’s annual financial statements in accordance with GAAP.

A Product transferred to Third Parties in connection with clinical and non-clinical research and trials (including studies reasonably necessary to comply with Applicable Law), Product samples, charitable purposes, promotional purposes, early access programs, compassionate sales or use, or an indigent program or similar bona fide arrangements for which Palvella or any of its Affiliates or Licensees for good faith business reasons receives consideration in respect thereof that is less than the average cost of goods for a Product shall not be included in Net Sales.

1.39 “Non-Enforcing Party” has the meaning set forth in Section 6.2.1.

1.40 “Palvella Patents” means (a) any and all patents and patent applications that Cover a Product or its manufacture, use, sale, export or import, including without limitation the patents and patent applications set forth in Appendix B, and (b) any Patent Rights based on the patents and patent applications described in subsection (a).

1.41 “Patent Rights” means (a) patents and patent applications, and any foreign counterparts thereof, (b) all divisionals, continuations, continuations-in-part of any of the foregoing, and any foreign counterparts thereof, and (c) all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, substitutions or extensions thereof, and any foreign counterparts thereof.

1.42 “Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, business trust, unincorporated organization, Governmental Authority or any other legal entity, including without limitation public bodies, whether acting in an individual, fiduciary or other capacity

1.43 “Phase 2/3 Clinical Study” means a human clinical study of a Product in any country on a sufficient number of subjects that is designed to establish that such Product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such Product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such Product, as described in 21 C.F.R. § 312.21(c), or equivalent clinical study in a country other than the United States.

1.44 “Prior CDA” means the Mutual Confidentiality Agreement between the Parties, effective as of September 25, 2018.

1.45 “Product” means any product that contains PTX-022.

1.46 “PTO” means the United States Patent and Trademark Office.

1.47 “PTX-022” means the compound set forth on Appendix A.

1.48 “Public Official or Entity” means (a) any officer, employee (including without limitation physicians, hospital administrators or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including without limitation any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party.

1.49 “Qualified Financing Event” means an IPO or one or more equity financings of Palvella pursuant to which the gross proceeds in the aggregate to Palvella are at least [***].

1.50 “Qualified Licensing Event” means the date on which Palvella receives an aggregate of [***] in license fees pursuant to one or more Licenses; provided that any amounts received by Palvella under such Licenses that are bona fide reimbursements for expenses incurred by Palvella in the Development of PTX-022 will not be included in such license fees for purposes of this definition.

1.51 “Receiving Party” has the meaning set forth in Section 5.1.

1.52 “Regulatory Approval” means approval of an NDA by the FDA for the applicable Product in the United States, or approval by the applicable Regulatory Authority of a regulatory approval application that is equivalent to an NDA in a country other than the United States, and any approvals, licenses, registrations, or authorizations necessary for the manufacture, marketing, and sale of Product in such country and, where relevant, including without limitation any reimbursement or pricing approvals. For the sake of clarity, except as otherwise expressly provided herein, “Regulatory Approval” will not be achieved for a Product in a country or, where applicable, a multinational jurisdiction until any applicable approvals relating to pricing and reimbursement from the relevant Regulatory Authorities have been obtained in such country or such jurisdiction.

1.53 “Regulatory Authority” means any national or supranational Governmental Authority, including without limitation FDA, that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the development, marketing, and sale of a Product in any country.

1.54 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority under Applicable Law with respect to a Product in a country or jurisdiction in the Territory to prevent Third Parties from Commercializing such Product in such country or jurisdiction, other than a Patent Right, including without limitation orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997, in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions in the Territory.

1.55 “Regulatory Filings” means any and all regulatory applications, filings, modifications, amendments, supplements, revisions, reports, submissions, authorizations, and Regulatory Approvals, and associated correspondence required to Develop and Commercialize Products in the Territory, including without limitation any reports or amendments necessary to maintain Regulatory Approvals.

1.56 “Royalties” has the meaning set forth in Section 4.3.1.

1.57 “Royalty Term” has the meaning set forth in Section 4.3.2.

1.58 “Securities Act” means the Securities Act of 1933, as amended.

1.59 “Term” has the meaning set forth in Section 7.1.

1.60 “Territory” means worldwide.

1.61 “Third Party” means any Person other than Palvella, Ligand, and their respective Affiliates.

1.62 “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.63 “Upfront Payment” has the meaning set forth in Section 4.1.

1.64 “Valid Claim” means either (a) a claim of an issued and unexpired patent or a supplementary protection certificate within the Palvella Patents that has not been held permanently revoked, unenforceable, or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or (b) a claim of a pending patent application within the Palvella Patents that has not been abandoned, finally rejected, or expired without the possibility of appeal or refilling.

ARTICLE 2

PALVELLA RESPONSIBILITIES; LICENSING; REPORTING

2.1 Responsibilities. Palvella will have the sole right, as between the Parties, to Develop and Commercialize Products in the Field, including without limitation determining the marketing and regulatory strategies for seeking (if and when appropriate) Regulatory Approvals and Regulatory Exclusivity in the Territory for Products in the Field, filing for such Regulatory Approvals and Regulatory Exclusivity for Products in the Field in the Territory, preparing, submitting, and maintaining any and all Regulatory Filings and Regulatory Approvals for Products in the Field in the Territory, and seeking any necessary Regulatory Approvals of Regulatory Authorities for Product labeling and promotional materials to be used in the applicable jurisdiction(s) in connection with Commercializing Products in the Field in the Territory. As between the Parties, Palvella will be responsible for all costs and expenses incurred by Palvella in connection with the foregoing activities, except for the payment set forth in Section 4.1. If an Affiliate and/or a Licensee meets or fulfills any or all of the obligations of Palvella under this Agreement, and/or observes any of the terms or conditions hereof, then Palvella will be deemed to have met or fulfilled such obligations or observed such terms or conditions, as the case may be.

2.2 Development Plan and Development Budget. Palvella will conduct the activities set forth in the Development plan set forth on Appendix C (the “Development Plan”) in accordance with the Development budget set forth on Appendix D (the “Development Budget”). Palvella may update or modify in good faith the Development Plan and the Development Budget from time to time in its sole discretion without Ligand’s consent, provided that such amendments or modifications relate to reasonable and customary Development activities and do not result, in the aggregate, in additional expenditures in excess of [***] of, or result in a reduction in expenditures by more than [***] of, the aggregate amount of expenditures set forth in the Development Budget set forth on Appendix D as of the Effective Date. Otherwise, Palvella must obtain Ligand’s consent before amending or modifying the Development Budget, with such consent not to be unreasonably withheld, delayed, or conditioned. Palvella will use the Upfront Payment solely to fund activities in accordance with the Development Plan and the Development Budget, each of which may be amended from time to time in accordance with this Section 2.2. Without limiting any other remedies available, if all Development of Product(s) in the Field in the Territory is ceased, Palvella will pay to Ligand an amount equal to [***].

2.3 Diligence. Palvella will use Commercially Reasonable Efforts to carry out its responsibilities under this Agreement. During the Term, Palvella will use Commercially Reasonable Efforts to Develop and Commercialize at least one (1) Product in the Field in the Territory. Without limiting the foregoing, Palvella will Initiate a Phase 2/3 Clinical Study by December 31, 2019. Palvella will deliver to Ligand within thirty (30) days after the end of each Calendar Year a written report summarizing in reasonable detail the efforts of Palvella in the prior year to meet its obligations to Develop and Commercialize Products consistent with this Section 2.3 and the planned Development and Commercialization activities to be conducted by Palvella in the current Calendar Year.

2.4 Licensing.

2.4.1 Right to License. Palvella will retain the right to perform its activities under this Agreement through Licensees, subject to this Section 2.4. Palvella will remain responsible for the performance of Licensees under this Agreement, including without limitation for all payments due hereunder. Palvella will provide Ligand with notice of the entering into of each License promptly after execution of such License. In addition, Palvella will provide a redacted copy of any such License to Ligand after execution of such License.

2.4.2 Terms. Each License granted by Palvella pursuant to Section 2.4.1 will be subject to the terms and conditions of this Agreement and will contain terms and conditions consistent in all material respects with those in this Agreement. Agreements with any Licensee that include the right to Commercialize any Product(s) will contain provisions requiring such Licensee to calculate and report on net sales in sufficient detail to permit Palvella to meet its obligations set forth in Sections 4.4 and 4.5, and, to the extent that such Licensee will have access to Ligand’s Confidential Information, a requirement that such Licensee comply with confidentiality and non-use provisions consistent in all material respects with those contained in Article 5 with respect to Ligand’s Confidential Information.

2.4.3 Subcontracting. Palvella may utilize the services of Third Parties, including without limitation Third Party contract research organizations, contract manufacturing organizations, suppliers and service providers to perform its Development and Commercialization activities; provided that Palvella will remain at all times fully liable for its respective responsibilities under this Agreement. Any agreement with a Third Party to perform Palvella’s responsibilities under this Agreement will include confidentiality and non-use provisions which are no less stringent than those set forth in Article 5 and intellectual property provisions that will allow Palvella to comply with Article 6.

ARTICLE 3

REGULATORY

3.1 Regulatory Filings. Palvella will solely own and control any and all Regulatory Approvals and any and all other Regulatory Filings submitted in connection with seeking and maintaining Regulatory Approvals for Products in the Field in the Territory.

3.2 Regulatory Communications. Palvella will be the sole contact, as between the Parties, with the applicable Regulatory Authorities and will be solely responsible, using Commercially Reasonable Efforts, for all communications with such Regulatory Authorities that relate to any Regulatory Approvals or other Regulatory Filings prior to and after any Regulatory Approval with respect to the Products in the Field in the Territory. Except as may be required by Applicable Law, Ligand will not communicate regarding Products in the Field with any Governmental Authority having jurisdiction in the Territory unless explicitly requested or permitted in writing to do so by Palvella or unless so ordered by such Governmental Authority in the Territory, in which case Ligand will provide to Palvella notice of such order as soon as practicable, but in no event later than five (5) business days after receipt of such order. If Ligand is required to respond to any requests from or by any and all Regulatory Authorities with respect to any Product, Palvella will have an opportunity to comment on the response to the extent such response may materially impact the Product before Ligand submits such response and Ligand will provide a copy of the final response to Palvella.

3.3 Reports.

3.3.1 Within thirty (30) days after the end of each Calendar Quarter during the Term, Palvella will deliver to Ligand a report containing information regarding its Development and Commercialization activities conducted by or on behalf of Palvella and its Affiliates and Licensees during such Calendar Quarter. Without limiting the foregoing, such report shall include a description of all material activities in connection with any Regulatory Approvals and Regulatory Exclusivity for Products in the Field in the Territory, preparing, submitting, and maintaining any and all Regulatory Filings and Regulatory Approvals for Products in the Field in the Territory, and seeking any necessary Regulatory Approvals of Regulatory Authorities for Product labeling and promotional materials to be used in the applicable jurisdiction(s) in connection with Commercializing Products in the Field. In addition, such reports shall contain a description of Palvella’s performance against the activities and timelines set forth in the Development Plan and costs and expenses incurred against the Development Budget, each of which may be amended from time to time in accordance with Section 2.2.

3.3.2 Prior to the consummation of an IPO, Palvella shall deliver to Ligand the following financial statements:

(a) within thirty (30) days after the end of each of the first three (3) Calendar Quarters of a Calendar Year, copies of the unaudited financial statements of Palvella for such Calendar Quarter; and

(b) within one hundred eighty (180) days after the end of each Calendar Year, copies of the audited financial statements of Palvella for such Calendar Year.

3.3.3 Prior to the consummation of an IPO, Palvella will provide Ligand with written notice at such time as (a) Palvella becomes insolvent as defined in Applicable Law, including without limitation interpretations in applicable case law; (b) Palvella is unable to pay its debts as they become due; (c) Palvella suspends, closes, or otherwise ceases to operate a portion of its business having a material adverse effect on Palvella’s ability to comply with its material obligations under this Agreement; and (d) Palvella fails to have enough cash on hand to fund at least two Calendar Quarters of its budgeted operating expenses, based on the Development Budget. In addition, within fifteen (15) days of a written request of Ligand (such request not to be made more than one time during any Calendar Year), Palvella will provide Ligand with its most recent audited financial statements. Ligand shall, and shall cause its representatives and Affiliates to, treat all notices and financial reports (and the information contained therein) as Confidential Information of Palvella, subject to the terms of Article 5.

ARTICLE 4

PAYMENTS

4.1 Upfront Payment. In consideration for the rights granted under this Agreement to Ligand, including without limitation the right to receive the payments set forth in Sections 4.2 and 4.3, and to fund the Development activities described in this Agreement, Ligand shall pay Palvella a one-time payment of Ten Million Dollars ($10,000,000) (the “Upfront Payment”) on the Effective Date to an account designated in writing by Palvella.

4.2 Milestone Payments. In consideration for the Upfront Payment paid to Palvella under Section 4.1, Palvella will pay Ligand each milestone payment set forth in the table below after the first achievement of the specified milestone event (each, a “Milestone Event”) by Palvella, its Licensees or their Affiliates for a Product (each, a “Milestone Payment”). All such payments are non-refundable and non-creditable. Palvella will notify Ligand of any such achievement within five (5) business days after such achievement. Ligand may submit an invoice to Palvella for each Milestone Payment set forth in the table in this Section 4.2 below at any time after the corresponding Milestone Event is achieved. Palvella will pay any amounts payable under this Section 4.2 within thirty (30) days after receipt of an invoice therefor; provided that such invoice is submitted after the date on which such Milestone Payment becomes payable. If Ligand does not submit an invoice to Palvella with respect to the Milestone Payment, then such Milestone Payment will be payable within thirty (30) days after the date set forth in Palvella’s notice under this Section 4.2. For the avoidance of doubt, each Milestone Payment is payable a maximum of one time only, regardless of the number of times a Milestone Event is achieved.

Milestone Event	Milestone Payment

[***]	[***]
[***]	[***]
[***]	[***]

4.3 Royalty Payments.

4.3.1 Royalties on Products.

(a) In partial consideration for the Upfront Payment paid to Palvella under Section 4.1, Palvella hereby sells to Ligand all of its right, title, and interest in and to royalties on aggregate annual Net Sales of all Products in the Territory, as calculated by multiplying the applicable royalty rate in the table below (as may be adjusted pursuant to Section 4.3.1(a)(ii)) by the corresponding amount of incremental Net Sales of all Products in the Territory in each Calendar Year (“Royalties”). Palvella shall have no right, title, or interest in the Royalties and Palvella shall remit all Royalties to Ligand in accordance with Section 4.4. Commencing on the date that the Royalties paid to Ligand under this Section 4.3 and the payments paid to Ligand under Section 4.2 cumulatively equal at least [***] (the “Royalty Buy-Down Date”), Palvella will have the right to reduce the royalty rates set forth in Section 4.3.1(a)(i) by making a payment or payments (each, a “Royalty Buy-Down Payment”) at any time during the Term after the Royalty Buy-Down Date, as set forth in Section 4.3.1(a)(ii).

(i) If Palvella has not made a Royalty Buy-Down Payment within the time period set forth in Section 4.3.1(a), above, the royalty rates for the Term shall be as follows:

Net Sales Tier	Royalty Rate

For that portion of annual aggregate Net Sales of Products in a Calendar Year that are less than or equal to [***]	[***]

For that portion of annual aggregate Net Sales of Products in a Calendar Year that are greater than [***]but less than or equal to [***]	[***]

For that portion of annual aggregate Net Sales of Products in a Calendar Year that are greater than [***]	[***]

For example, and without limitation, if aggregate annual Net Sales of all Products in the Field in the Territory in a Calendar Year is [***], then Royalties due by Palvella would equal [***].

(ii) Royalty Buy-Down. At any time on or after the Royalty Buy-Down Date, Palvella shall have the right to reduce, in accordance with Section 4.3.1(a)(ii)(A), (B), (C), and/or (D), the royalty rates set forth in Section 4.3.1(a)(i). For clarity, Palvella will have the right to elect the options set forth in one or more of Section 4.3.1(a)(ii)(A), (B), (C), or (D). For example, and without limitation, Palvella may elect the option set forth in Section 4.3.1(a)(ii)(A) by making the [***] payment set forth therein, and then at a later time elect the option set forth in Section 4.3.1(a)(ii)(C) by making a payment equal to (x) [***] less (y) [***] previously paid pursuant to Section 4.3.1(a)(ii)(A).

(A) If Palvella has made a Royalty Buy-Down Payment of [***] within the time period set forth in Section 4.3.1(a), above, the royalty rates applicable commencing in the first Calendar Quarter after receipt of such Royalty Buy-Down Payment shall be as follows:

Net Sales Tier	Royalty Rate

For that portion of annual aggregate Net Sales of Products in a Calendar Year that are less than or equal to [***]	[***]

For that portion of annual aggregate Net Sales of Products in a Calendar Year that are greater than [***] but less than or equal to [***]	[***]

For that portion of annual aggregate Net Sales of Products in a Calendar Year that are greater than [***]	[***]

(B) If Palvella has made Royalty Buy-Down Payment(s) totaling [***] within the time period set forth in Section 4.3.1(a), above, the royalty rates applicable commencing in the first Calendar Quarter after receipt of such Royalty Buy-Down Payment(s) totaling [***] shall be as follows:

Net Sales Tier	Royalty Rate

For that portion of annual aggregate Net Sales of Products in a Calendar Year that are less than or equal to [***]	[***]

For that portion of annual aggregate Net Sales of Products in a Calendar Year that are greater than [***] but less than or equal to [***]	[***]

For that portion of annual aggregate Net Sales of Products in a Calendar Year that are greater than [***]	[***]

(C) If Palvella has made Royalty Buy-Down Payment(s) totaling [***] within the time period set forth in Section 4.3.1(a), above, the royalty rates applicable commencing in the first Calendar Quarter after receipt of such Royalty Buy-Down Payment(s) totaling [***] shall be as follows:

Net Sales Tier	Royalty Rate

For that portion of annual aggregate Net Sales of Products in a Calendar Year that are less than or equal to [***]	[***]

For that portion of annual aggregate Net Sales of Products in a Calendar Year that are greater than [***]	[***]

(D) If Palvella has made Royalty Buy-Down Payment(s) totaling [***] within the time period set forth in Section 4.3.1(a), above, the royalty rates applicable commencing in the first Calendar Quarter after receipt of such Royalty Buy-Down Payment(s) totaling [***] shall be as follows:

Net Sales Tier	Royalty Rate

For that portion of annual aggregate Net Sales of Products in a Calendar Year that are less than or equal to [***]	[***]

For that portion of annual aggregate Net Sales of Products in a Calendar Year that are greater than [***]	[***]

4.3.2 Royalty Term. Royalties will be remitted under this Section 4.3, on a country-by-country basis, commencing on First Commercial Sale of such Product in such country until the last to occur of: [***] (the “Royalty Term”).

4.4 Royalty Reports and Payments. During the Term following the First Commercial Sale of any Product, within forty-five (45) days after the end of each of the first three (3) Calendar Quarters of each Calendar Year and within sixty (60) days after the end of the last Calendar Quarter of each Calendar Year, Palvella will pay to Ligand Royalties due for such Calendar Quarter calculated in accordance with Section 4.3 and will deliver to Ligand a Royalties report showing, on a country-by-country basis, the information set forth in this Section 4.4 below:

4.4.1 the gross amount invoiced for and the amounts received and the Net Sales resulting from sales of Products sold by Palvella, its Affiliates or Licensees during such Calendar Quarter, including without limitation the specific deductions applied in the calculation of such Net Sales amounts, and any amounts required to be included in Net Sales pursuant to Section 6.2.3;

4.4.2 the Royalties (in Dollars) that have accrued in such Calendar Quarter with respect to such Net Sales;

4.4.3 withholding taxes, if any, required by Applicable Law to be deducted with respect to such Royalties; and

4.4.4 the rate of exchange used by Palvella in determining the amount of Dollars due hereunder.

If no Royalties are due for any Calendar Quarter hereunder, Palvella will so report. Palvella will keep, and will require in its Licenses, and use good faith efforts to enforce such requirements, its Licensees and their respective Affiliates to keep (all in accordance with GAAP), complete and accurate records in sufficient detail to properly reflect the Net Sales to enable the Royalties due hereunder to be determined for a period of at least three (3) Calendar Years.

In addition, Palvella will deliver to Ligand no later than twenty-five (25) days following the end of each Calendar Quarter a preliminary statement setting forth the actual Net Sales for the first two (2) months of such Calendar Quarter and estimated Net Sales for the third (3rd) month of such Calendar Quarter, the calculation of Royalties or Net Sales due on a country-by-country basis (based on such actual and estimated Net Sales) and, if applicable, the exchange rate to be utilized by Palvella to convert a local currency payment to Dollars.

4.5 Audits of Royalty Reports. Upon the written request of Ligand and not more than once in each Calendar Year, Palvella will permit an independent certified public accounting firm selected by Ligand and reasonably acceptable to Palvella, at Ligand’s expense, to have access during normal business hours to such records of Palvella as may be necessary or reasonably useful to verify the accuracy of the payment reports made and the amounts owed to Ligand under this Agreement for any Calendar Year period ending not more than thirty-six (36) months prior to the date of such request. Such rights with respect to any Calendar Year will terminate upon the earlier to occur of (a) the completion of an audit pursuant to this Section 4.5 with respect to such Calendar Year and (b) three (3) years after the end of any such Calendar Year. Ligand will provide Palvella with a copy of such accounting firm’s written report within thirty (30) days after completion of such report. If such accounting firm concludes that an overpayment or underpayment was made, then the owing Party will pay the amount due within thirty (30) days after the date Ligand delivers to Palvella such accounting firm’s written report so concluding, and any accrued interest as determined in accordance with Section 4.9 from the date such overpayment was paid or such underpayment was originally due, as applicable, until payment thereof. Ligand will bear the full cost of such audit unless such audit discloses that the additional payment payable by Palvella for the audited period is more than five percent (5%) of the amount of the payments due for that audited period, in which case Palvella will pay the reasonable documented fees and expenses charged by the accounting firm. If the Parties dispute any such accounting firm’s conclusion, they will resolve such issue pursuant to Article 11. Ligand will treat all information subject to review under Section 4.5 in accordance with the confidentiality provisions of this Agreement.

4.6 Currency of Payments. All payments under this Agreement will be made in Dollars by wire transfer of immediately available funds into an account designated by Ligand. Net Sales outside of the U.S. will be first determined in the currency in which they are earned and will then be converted into an amount in Dollars using Palvella’s or the Licensee’s, as applicable, customary and usual conversion procedures used in preparing its financial statements pursuant to GAAP for the applicable reporting period.

4.7 Blocked Currency. In each country in the Territory where the local currency is blocked and cannot be removed from the country, at the election of Ligand, Royalties accrued on Net Sales in such country will be paid to Ligand in local currency by deposit in a local bank in such country designated by Ligand.

4.8 Taxes. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of Royalties, Milestone Payments, and other payments made by Palvella to Ligand under this Agreement. To the extent Palvella is required under the Internal Revenue Code of 1986, as amended (the “Code”), or any other tax laws to deduct and withhold taxes on any payment to Ligand, and Palvella will pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Ligand an official tax certificate or other evidence of such withholding sufficient to enable Ligand to claim such payment of taxes. Upon Palvella’s reasonable request, Ligand will provide Palvella any tax forms that may be reasonably necessary in order for Palvella to determine whether to withhold tax on any such payments or to withhold tax on such payments at a reduced rate under the Code or any other tax laws, including without limitation any applicable bilateral income tax treaty. Palvella will give reasonable support so that any withholding tax or value added tax may be minimized or avoided to the extent permitted under the Applicable Laws and treaties. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. Palvella will use commercially reasonable efforts to require its Licensees to cooperate with Palvella and Ligand in a manner consistent with this Section 4.8. If any payment required to be made by Palvella under this Agreement is subject to increased deduction or withholding of tax by Ligand, then the sum payable by Palvella (in respect of which such increased deduction or withholding is required to be made) will be increased to the extent necessary to ensure that Ligand receives a sum equal to the sum which it would have received if no such increased tax deduction or withholding had been required.

4.9 Interest Due. Palvella will pay Ligand interest on any payments that are not paid on or before the date such payments are due under this Agreement at a monthly interest rate equal to the U.S. prime interest rate, as reported by The Wall Street Journal (New York edition) for the first Business Day of the month in which such payment was due plus five percentage points (5 ppts), or the maximum applicable legal rate, if less, calculated based on the total number of days payment is delinquent.

ARTICLE 5

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

5.1 Nondisclosure. Each Party agrees that, during the Term and for a period of ten (10) years thereafter (or, for any trade secret, for so long as the Disclosing Party maintains such trade secret as a trade secret), a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (a) maintain in confidence such Confidential Information, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted in this Article 5, and (c) not use such Confidential Information for any purpose except those expressly permitted by this Agreement. The Parties agree that any Confidential Information (within the meaning of the Prior CDA) disclosed by the Parties or their Affiliates pursuant to the Prior CDA will be Confidential Information within the meaning of, and will be subject to, this Article 5.

5.2 Exceptions. The obligations under Section 5.1 will not apply with respect to any portion of Confidential Information of a Disclosing Party that the Receiving Party can show by competent evidence:

5.2.1 at the time of disclosure to Receiving Party is in the public domain;

5.2.2 after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement by the Receiving Party or anyone to whom the Receiving Party disclosed Confidential Information;

5.2.3 was (a) in the Receiving Party’s possession at the time of disclosure without any obligation to keep it confidential or any restriction on its use or (b) subsequently and independently developed by the Receiving Party’s employees who had no knowledge of and who did not use, rely on or refer to any of Disclosing Party’s Confidential Information, in each case as shown by Receiving Party’s records; or

5.2.4 is received by the Receiving Party from a Third Party who has the lawful right to disclose such Confidential Information and who has not obtained such Confidential Information either directly or indirectly from the Disclosing Party.

5.3 Authorized Disclosure. To the extent (and only to the extent) that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:

5.3.1 prosecuting or defending litigation;

5.3.2 subject to Sections 5.4 and 5.5, required by Applicable Laws (including without limitation the rules and regulations of the U.S. Securities and Exchange Commission or any national securities exchange) and with judicial process; and

5.3.3 to Affiliates in connection with the performance of this Agreement and solely on a need-to-know basis; to potential or actual collaborators (including without limitation actual and potential Licensees), who prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; to potential or actual investment bankers, investors, lenders, acquirers, merger partners or other potential financial partners, and their attorneys and agents), who prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; or employees, independent contractors (including without limitation contract research organizations, contract manufacturing organizations, consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; provided, however, that the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 5.3.3 to treat such Confidential Information as required under this Article 5.

If and whenever any Confidential Information is disclosed in accordance with this Section 5.3, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than in breach of this Agreement). Where reasonably possible and subject to Sections 5.4 and 5.5, the Receiving Party will notify the Disclosing Party in writing of the Receiving Party’s intent to make such disclosure pursuant to Sections 5.3.1–5.3.3 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action appropriate to protect the confidentiality of the information while still permitting such disclosure, and the Receiving Party will cooperate with the Disclosing Party in such efforts.

5.4 Required Disclosure. A Receiving Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is required pursuant to interrogatories, judicial requests for information or documents, subpoena, civil investigative demand issued by a court or Governmental Authority or as otherwise required by Applicable Law; provided, however, that the Receiving Party will notify the Disclosing Party promptly in writing upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek a protective order or confidential treatment for such disclosure; and provided, further, that the Receiving Party will furnish only that portion of the Confidential Information that it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

5.5 Securities Filings. In the event a Party proposes to file with the U.S. Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act, the Securities Exchange Act, of 1934, as amended, or any other applicable securities laws, such Party will notify the other Party in writing of such intention and will provide such other Party with a copy of relevant portions of the proposed filing not less than five (5) days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including without limitation any appendices to this Agreement, will consider in good faith the other Party’s comments and will use reasonable efforts to obtain confidential treatment of any information concerning this Agreement that such other Party requests, no later than two (2) days prior to such filing, be kept confidential, and will only disclose Confidential Information that it is advised by counsel is legally required to be disclosed. No such notice will be required under this Section 5.5 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.

5.6 Disclosure of Agreement. Except as otherwise permitted under Section 5.3.3, neither Party may issue any press release or make any other public statement or other disclosure disclosing to any Third Party any information relating to this Agreement or its terms or the transactions contemplated hereby without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed, or conditioned.

ARTICLE 6

PATENT MATTERS

6.1  Preparation, Filing, Prosecution, and Maintenance of Palvella Patents. Palvella will have the responsibility, at its expense, and considering in good faith any and all recommendations of Ligand, for the preparation, filing, prosecution, and maintenance of the Palvella Patents, including any patent term extensions. Palvella will deliver to Ligand within [***] after the end of each Calendar Quarter a written report summarizing in reasonable detail the efforts of Palvella in the prior Calendar Quarter with respect to the preparation, filing, prosecution and maintenance of the Palvella Patents. Palvella will provide Ligand with notice of its intention to (a) permit any of the Palvella Patents to be abandoned in any country in the Territory or (b) elect not to file a new patent application claiming priority to a patent application within the Palvella Patents, either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including the European Patent Office) or national patent application, in each case, at least [***] prior to such lapse or abandonment. In the event of any such lapse or abandonment, Ligand may elect to assume full responsibility for the continued prosecution and maintenance of such Palvella Patents, or the filing of such new patent application, in each case, upon obtaining Palvella’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.2 Intellectual Property Matters.

6.2.1 Procedures and Requirements. In the event that either Party has cause to believe that a Third Party may be infringing or misappropriating any of the Palvella Patents in the Field in the Territory, it will promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement or misappropriation complained of and furnishing the information upon which such determination is based. Palvella will have the first right but not the obligation to stop such infringement or misappropriation of the Palvella Patents by such Third Party in the Field in the Territory or settle, pursuant to Section 6.2.2, with such Third Party. If Palvella fails to take action within [***] following its receipt of a notice of such infringement or misappropriation, then Ligand, upon Palvella’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed will have the right to take action to stop such infringement or misappropriation. Upon reasonable request by the Party enforcing Palvella Patents in the Field in the Territory (the “Enforcing Party”), the other Party (the “Non-Enforcing Party”) will give the Enforcing Party all reasonable information and assistance, including without limitation allowing the Enforcing Party access to the Non-Enforcing Party’s files and documents and to the Non-Enforcing Party’s personnel who may have possession of relevant information and, if necessary or desirable for the Enforcing Party to prosecute any legal action, joining in the legal action as a party using counsel of its own choosing. Any such assistance provided by a Non-Enforcing Party will be rendered at the Enforcing Party’s cost and expense and the Enforcing Party will reimburse the Non-Enforcing Party for its reasonable and documented costs and expenses upon the Non-Enforcing Party’s request.

6.2.2 Settlement of an Enforcement Claim. The Enforcing Party will have the right to control settlement of any claims that a Third Party may be infringing or misappropriating any Palvella Patent in the Field and in the Territory; provided, however, that if such settlement could reasonably be deemed to have a material adverse effect on the Non-Enforcing Party, the Enforcing Party will not enter into any such settlement with respect to any Palvella Patent in the Territory without the prior written consent of the Non-Enforcing Party such consent not to be unreasonably withheld, delayed, or conditioned.

6.2.3 Expenses and Recovery. As between the Parties, the Enforcing Party will bear all costs and expenses (including without limitation any costs or expenses incurred that exceed the amounts recovered by the Enforcing Party pursuing any action under this Section 6.2.3) and payments awarded against or agreed to be paid by the Enforcing Party. Any amounts recovered by either Party pursuant to Section 6.2.1 or 6.2.2, whether by settlement or judgment, will be allocated in accordance with the following: [***].

6.3 Infringement Claims by Third Parties. Ligand and Palvella each will promptly inform the other Party in writing of any actual, threatened, or alleged infringement or misappropriation, based on the making, using, selling, or offering for sale of a Product in the Field in the Territory, of a Third Party’s intellectual property rights of which it becomes aware. Neither Party will acknowledge to a Third Party the validity of any such allegation or admit liability with respect to any Product without the prior written consent of the other Party. Ligand and Palvella will each keep the other advised of all material developments in the conduct of any proceedings in defending any claim of such alleged infringement or misappropriation and will cooperate with the other in the conduct of such defense. In no event may either Party settle any such infringement or misappropriation claim in a manner that would materially adversely affect or impose any obligation on the other Party, without such other Party’s prior written consent, such consent not to be unreasonably withheld, delayed, or conditioned. Each Party will have the sole responsibility, at its cost and in its sole discretion, for defending any such allegations or claims made against it.

6.4 Limitation on Reporting Obligations. Ligand acknowledges and agrees that (a) Palvella shall not be in breach of any of its obligations under this Agreement for failing to disclose any information of a Third Party that is not expressly required to be disclosed under this Agreement, including notices, correspondence or reports, that Palvella is not permitted to disclose under its confidentiality obligations to such Third Party, and (b) Ligand may be excluded from access to any information or material if Palvella determines in good faith that such exclusion is reasonably necessary to preserve the attorney-client privilege or other similar privilege; provided that Palvella will notify Ligand of any such exclusion and, at Ligand’s request, will enter into a common interest agreement or similar agreement that will permit disclosure of such information or material while preserving the attorney-client privilege or other similar privilege.

6.5 Patent Marking. Palvella will include in all package inserts for all Products in each country in the Territory in which Products are commercialized a patent notice that includes the patent numbers of all Palvella Patents that Cover such Product, its method of manufacture or use in such country.

ARTICLE 7

TERM AND TERMINATION

7.1 Term and Expiration. The term of this Agreement will commence on the Effective Date, and will continue for as long as payments are due or payable under this Agreement, or until such date as this Agreement is sooner terminated in accordance with Section 7.2 or 7.3 or by mutual written consent of the Parties (the “Term”).

7.2  Termination by Ligand. Ligand may terminate this Agreement for any or no reason upon ninety (90) days prior written notice to Palvella.

7.3 Termination for Material Breach.

7.3.1 If Ligand believes that Palvella is in material breach of this Agreement, then Ligand may deliver notice of such breach to Palvella. In such notice Ligand will identify with specificity the alleged breach and the actions or conduct that it wishes Palvella to take for an acceptable and prompt cure of such breach; provided that such identified actions will not be binding upon Palvella with respect to the actions that it may need to take to cure such breach. Palvella will have ninety (90) days to cure such breach. If Palvella fails to cure such breach within such cure period, Ligand may, subject to Section 7.3.2, terminate this Agreement immediately by providing Palvella a written notice at the end of such cure period. Notwithstanding the foregoing, if Palvella fails to cure such breach within such cure period, but within such cure period Palvella is using commercially reasonable efforts to cure such breach, then Ligand may not terminate this Agreement for so long as Palvella is using commercially reasonable efforts to cure such breach.

7.3.2 Notwithstanding the foregoing, if Palvella disputes in good faith the existence or materiality of such breach and provides notice to Ligand of such dispute within such cure period, Ligand will not have the right to terminate this Agreement in accordance with this Section 7.3 unless and until it has been determined in accordance with Article 11 that this Agreement was materially breached by Palvella and Palvella failed to cure such breach within the applicable cure period. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder. The Parties further agree that any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute will be promptly refunded if a court or arbitrator determines pursuant to Article 11 that such payments are to be refunded by one Party to the other Party.

7.4 Continuing Obligations. Upon expiration or termination of this Agreement: (a) neither Party will be relieved of any obligation that accrued prior to the effective date of such termination and (b) all amounts due or payable to Ligand that were accrued prior to the effective date of termination will remain due and payable; provided that the foregoing will not be deemed to limit Palvella’s indemnification obligations under this Agreement for acts or omissions occurring prior to the effective date of such termination that are the subject of such indemnification even if the indemnification amount cannot be accrued or determined as of the effective date of such termination.

7.5 Retention of Payments. Upon expiration or termination of this Agreement, Ligand will have the right to retain all amounts previously paid to Ligand by Palvella.

7.6 Survival. Expiration or termination of this Agreement for any reason will not (a) release any Party from any obligation that has accrued prior to the effective date of such expiration or termination, (b) preclude any Party from claiming any other damages, compensation, or relief that it may be entitled to upon such expiration or termination, or (c) terminate any right to obtain performance of any obligation provided for in this Agreement that will survive expiration or termination. Without limiting the foregoing, upon expiration or termination of this Agreement, the rights and obligations of the Parties under Sections 7.4, 7.5, and this Section 7.6 and Articles 1, 5 (for the term set forth in Section 5.1), 8, 10, 11, and 12 will survive such expiration or termination.

ARTICLE 8

INDEMNITY

8.1 Palvella Indemnity Obligations. Palvella will defend Ligand, its Affiliates, and their respective directors, officers, employees, contractors, and agents (collectively, the “Indemnitees”), and will indemnify and hold harmless the Indemnitees, from and against any liabilities, losses, costs, damages, fees, or expenses incurred by such Indemnitees, and reasonable attorney’s fees and other legal expenses with respect thereto, (“Losses”) arising out of any allegation, claim, action, lawsuit, or other proceeding (“Claims”) brought against any Indemnitee to the extent directly resulting from or relating to: (a) any breach by Palvella of any of its representations, warranties, covenants, or obligations pursuant to this Agreement, (b) research, Development, manufacturing, Commercialization, transfer, importation or exportation, labeling, handling or storage, or use of or other exploitation of any Product by or on behalf of Palvella, its Affiliates, Licensees, distributors, or contractors, including without limitation Claims brought following the Effective Date based on product liability, bodily injury, risk of bodily injury, death, or property damage, (c) any allegations of infringement or misappropriation of the intellectual property of any Third Party, (d) the gross negligence or willful misconduct, or (e) any violation of Applicable Law by Palvella, its Affiliates, or Licensees; except in any such case to the extent such Losses and Claims directly result from: (i) the gross negligence or willful misconduct of Ligand, (ii) any breach by Ligand of any of its representations, warranties, covenants, or obligations pursuant to this Agreement, or (iii) any violation of Applicable Law by Ligand.

8.2 Procedure. If any Indemnitee intends to claim indemnification under this Article 8, the Indemnitee will promptly notify Palvella in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, and Palvella will assume the defense thereof with counsel selected by Palvella and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by Palvella would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. Palvella will have the right to control the defense of, and settle, dispose of or compromise any Claims for which it is providing indemnification under this Article 8; provided that the prior written consent of the Indemnitee (which will not be unreasonably withheld, delayed, or conditioned) will be required in the event any such settlement, disposition or compromise would adversely affect the interests of the Indemnitee. The failure to deliver notice to Palvella within a reasonable time after the commencement of any such action, to the extent prejudicial to Palvella’s ability to defend such action, will relieve Palvella of any liability to the Indemnitee under this Article 8, but the omission to so deliver notice to Palvella will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 8. The Indemnitee under this Article 8, its employees, and its agents, will cooperate with Palvella and its legal representatives in the investigation of any Claim covered by this indemnification.

ARTICLE 9

REPRESENTATIONS, WARRANTIES, AND COVENANTS

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

9.1.1 it has the requisite corporate power and authority to enter into and perform its obligations under this Agreement;

9.1.2 it has full legal power to extend the rights granted to the other under this Agreement;

9.1.3 it is not aware of any impediment that would inhibit its ability to perform the terms and conditions imposed on it by this Agreement; and

9.1.4 it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement.

9.2 Further Representations and Warranties, and Covenants, of Palvella. Palvella represents and warrants as of the Effective Date, and Palvella covenants, that:

9.2.1 it has enforceable written agreements with all of its employees, consultants, or independent contractors who receive Confidential Information under this Agreement obligating them to keep such information confidential and to use such information only as permitted in this Agreement, and assigning to Palvella ownership of all intellectual property rights created in the course of their employment;

9.2.2 as of the Effective Date, it has the full right to grant the rights to receive payments granted to Ligand under this Agreement, and is not currently bound by any agreement with any Third Party, or by any outstanding order, judgment, or decree of any court or administrative agency, that restricts it from granting to Ligand the rights as set forth in this Agreement;

9.2.3 it has not granted as of the Effective Date any right, option, license or interest in or to any Palvella Patents or Regulatory Filings that is in conflict with the rights granted to Ligand under this Agreement; and it has not granted, or permitted to be attached, any lien, security interest, or other encumbrance with respect to the Palvella Patents or Regulatory Filings;

9.2.4 During the Term, Palvella will not create, incur, assume or suffer to exist any lien, security interest, or other encumbrance on the Palvella Patents or Regulatory Filings, except to the extent that such lien, security interest, or encumbrance does not have an adverse effect on the interest of Ligand in PTX-022, including the right to receive payments and related information under this Agreement;

9.2.5 Palvella has no Knowledge of any infringement or misappropriation by any Third Party of any of the Palvella Patents or Regulatory Filings as of the Effective Date;

9.2.6 to Palvella’s Knowledge, Palvella solely owns the Palvella Patents existing as of the Effective Date, including without limitation all patents and patent applications set forth on Appendix B, and such ownership has been duly recorded with the PTO or corresponding Governmental Authorities;

9.2.7 Appendix B contains a true and complete list of all patents and patent applications of the Palvella Patents as of the Effective Date;

9.2.8 Palvella has not utilized and will not utilize, in the Development or Commercialization of a Product, any Person that at such time, to Palvella’s Knowledge, is debarred by FDA or other Regulatory Authority;

9.2.9 To Palvella’s Knowledge, Palvella has obtained, and during the Term will maintain, all licenses, authorizations, and permissions necessary under Applicable Law for meeting and performing its obligations under this Agreement and all such licenses, authorizations, and permissions are in full force and effect;

9.2.10 To Palvella’s Knowledge, all of Palvella’s activities related to its use of Palvella Patents, and the Development and Commercialization of the Products comply in all material respects with Applicable Laws, and Palvella will use good faith efforts in compliance in all material respects with Applicable Laws during the Term;

9.2.11 Palvella has not incurred, and does not presently intend to incur, debts, liabilities, or other obligations beyond its ability to pay such debts, liabilities, or other obligations as they become absolute and matured. Palvella is not subject to any Bankruptcy Event, and no action has been taken or is intended by Palvella or, to its Knowledge, any other Person, to make Palvella subject to a Bankruptcy Event;

9.2.12 Palvella shall provide Ligand with written notice as promptly as possible (but in no event more than [***]) after acquiring Knowledge of the occurrence of a Bankruptcy Event in respect of Palvella;

9.2.13 the claims and rights of Ligand created by this Agreement to receive the payments set forth in Article 4 are not and shall not be subordinated to any creditor of Palvella or any other Person (other than as a result of Ligand’s own election);

9.2.14 Palvella and, to its Knowledge, its Affiliates and Licensees and their respective employees and contractors have not, and Palvella and its Affiliates will not, and will use good faith efforts to cause its Licensees and their respective employees and contractors to not, directly or indirectly through Third Parties, pay, promise, or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including without limitation Ligand or Palvella. Without any limitation to the foregoing, Palvella and its Affiliates and Licensees and their respective employees and contractors have not, and Palvella and its Affiliates will not, and will use good faith efforts to cause its Licensees and their respective employees and contractors to not, directly or indirectly promise, offer, or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift, or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other Person;

9.2.15 Palvella is aware of all applicable anti-corruption and anti-bribery laws, including without limitation the FCPA, and all applicable anti-corruption laws in effect in the countries in which Palvella conducts or will conduct business. Palvella and its Affiliates will not, and Palvella will use good faith efforts to cause its Licensees and their respective employees and contractors to not, cause any Indemnitees to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws;

9.2.16 Palvella and its Affiliates will fully cooperate and will use good faith efforts to cause its Licensees and their respective employees, contractors, and subcontractors to cooperate fully with the Indemnitees in ensuring compliance with the FCPA, Export Control Laws, and all other Applicable Laws. During the Term, Palvella will provide Ligand with such due diligence information relating to compliance with the FCPA, Export Control Laws, and other Applicable Laws by Palvella and its Affiliates, subcontractors, and Licensees and their respective principals, directors, officers, employees, representatives, and contractors, as Ligand may reasonably request; and

9.2.17 Palvella will promptly notify Ligand if Palvella has any information or reasonable belief that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Law in connection with the performance of this Agreement or the sale of the Product in the Territory.

9.3 Further Representations and Warranties of Ligand. Ligand represents and warrants that, as of the Effective Date, Ligand is an Accredited Investor.

ARTICLE 10

DISCLAIMER; LIMITATION OF LIABILITY

10.1 DISCLAIMER. EXCEPT AS PROVIDED UNDER ARTICLE 9, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

10.2 LIMITATION OF LIABILITY.

10.2.1 NEITHER PARTY WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE, OR MULTIPLE DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS OR PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, OR FOR LOST PROFITS OR LOSS OF USE ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

10.2.2 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, SECTION 10.2.1 WILL NOT LIMIT OR RESTRICT (A) DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 5, (B) THE INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8, OR (C) THE OBLIGATIONS TO PAY MILESTONE PAYMENTS AND ROYALTIES UNDER SECTIONS 4.2 AND 4.3.

10.3 No Assumed Obligations. Notwithstanding any provision in this Agreement, Ligand is not assuming any liability or obligation of Palvella or any of Palvella’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by and remain liabilities and obligations of Palvella or its Affiliates, as the case may be.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Resolution by Senior Executives. The Parties will seek to settle amicably any and all disputes or differences arising out of or in connection with this Agreement. Any dispute between the Parties will be promptly presented to the Chief Executive Officer of Palvella and the Chief Executive Officer of Ligand, or their respective designees, for resolution. Such officers, or their designees, will attempt in good faith to promptly resolve such dispute. Notwithstanding the foregoing, either Party may seek equitable or interim relief or provisional remedy in any court of competent jurisdiction to enforce its rights under this Agreement, including without limitation injunctive relief and specific performance, without having to prove actual damages or post a bond. If the Chief Executive Officers of the Parties, or their respective designees, are unable to resolve a given dispute within thirty (30) days of the matter being referred to them, either Party may have the dispute adjudicated in accordance with Section 11.2.

11.2 Applicable Law and Venue. This Agreement will be governed by, enforced, and will be construed in accordance with the laws of the State of New York, United States of America without regard to any Applicable Law, rule, or principle that would result in the application of the laws of any other jurisdiction. All actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in any New York State or federal court sitting in the Southern District of New York, and each Party hereby irrevocably consents to personal jurisdiction and venue in, and agrees to service of process issued or authorized by, such court in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding. Notwithstanding the foregoing, either Party may seek injunctive relief in any court in any jurisdiction where appropriate.

ARTICLE 12

MISCELLANEOUS

12.1 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Party, which consent will not be unreasonably withheld, delayed, or conditioned; provided, however, that either Party may, without such consent, assign this Agreement together with all of its rights and obligations hereunder to its Affiliates, or to a successor in interest in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of a Change of Control, subject to the assignee agreeing to be bound by the terms of this Agreement and, if Palvella is the assigning Party, guarantees or similar or better credit support being provided, as necessary, to ensure that Ligand has substantially identical credit recourse. Any purported assignment in violation of the preceding sentences will be void. Any permitted assignee or successor will assume and be bound by all obligations of its assignor or predecessor under this Agreement.

12.2 Severability. If any provision of this Agreement is held to be invalid or unenforceable, all other provisions will continue in full force and effect, and the Parties will substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

12.3 Notices. Any notice or other communication to a Party pursuant to this Agreement will be sufficiently made or given on the date it was sent; provided that such notice or other communication is sent by first class certified or registered mail, postage prepaid, or is sent by next day express delivery service, addressed to it at its address in this Section 12.3, below, or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

If to Ligand:

Ligand Pharmaceuticals, Inc.

3911 Sorrento Valley Boulevard, Suite 110

San Diego, California 92121, U.S.A.

Attention: Chief Financial Officer

With a copy to (which alone will not constitute notice):

Ligand Pharmaceuticals, Inc.

3911 Sorrento Valley Boulevard, Suite 110

San Diego, California 92121, U.S.A.

Attention: General Counsel

If to Palvella, to:

Palvella Therapeutics, Inc.

125 Strafford Avenue, Suite #360

Wayne, PA 19087

Attention: Wes Kaupinen, President and CEO

With a copy to (which alone will not constitute notice):

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, MD 21202

Attention: Asher M. Rubin

12.4 Expenses. Except as expressly set forth in this Agreement or as may be specifically agreed to in writing by Palvella and Ligand, each Party will be responsible for all costs and expenses it incurs in connection with this Agreement.

12.5 Headings. The headings of Articles and Sections of this Agreement are for ease of reference only and will not affect the meaning or interpretation of this Agreement in any way.

12.6 Waiver. The failure of either Party in any instance to insist upon the strict performance of the terms of this Agreement will not be construed to be waiver or relinquishment of any of the terms of this Agreement, either at the time of the Party’s failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect.

12.7 Counterparts; Electronic Delivery. This Agreement and any amendment may be executed in one or more counterparts (including without limitation by way of PDF or electronic transmission), each of which will be deemed an original, but all of which together will constitute one and the same instrument. When executed by the Parties, this Agreement will constitute an original instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. For clarity, PDF signatures will be treated as original signatures.

12.8 Use of Names. Neither Party will, without prior written consent of the other Party, use the name or any trademark or trade name owned by the other Party, or owned by an Affiliate of the other Party, in any publication, publicity, advertising, or otherwise, except as expressly permitted by Article 5.

12.9 Independent Contractors. Nothing contained in this Agreement will be deemed to constitute a joint venture, partnership, or employer-employee relationship between Ligand and Palvella, or to constitute one as the agent of the other. Neither Party will be entitled to any benefits applicable to employees of the other Party. Both Parties will act solely as independent contractors, and nothing in this Agreement will be construed to make one Party an agent, employee, or legal representative of the other Party for any purpose or to give either Party the power or authority to act for, bind, or commit the other Party.

12.10 Entire Agreement. This Agreement, together with the Appendices attached hereto, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous proposals, oral or written, confidentiality agreements, and all other communications between the Parties with respect to such subject matter, including without limitation the Prior CDA.

12.11 Modifications. The terms and conditions of this Agreement may not be amended or modified, except in writing signed by both Parties.

12.12 Exports. The Parties acknowledge that the export of technical data, materials, or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. Palvella and Ligand agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples, or equipment received or generated under this Agreement in violation of any applicable export control laws.

12.13 Further Assurances. Each Party agrees to do and perform all such further reasonable acts and things and will execute and deliver such other agreements, certificates, instruments, and documents necessary to carry out the intent and accomplish the purposes of this Agreement.

12.14 Interpretation.

12.14.1 This Agreement was prepared in the English language, which language will govern the interpretation of, and any dispute regarding, the terms of this Agreement.

12.14.2 Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including without limitation the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

12.14.3 The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine, and neuter forms. The word “any” will mean “any and all” unless otherwise clearly indicated by context.

12.14.4 Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed, or amended, (c) any reference herein to any Person will be construed to mean the Person’s successors and assigns (after any such succession or assignment), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, or Appendices, unless otherwise specifically provided, will be construed to refer to Articles, Sections, and Appendices of this Agreement.

12.14.5 References to sections of the Code of Federal Regulations and to the United States Code will mean the cited sections, as these may be amended from time to time.

12.15 Force Majeure Event. Except for the payment of money, neither Party will be in breach or default, nor will either Party be liable or responsible to the other Party for losses or damages, nor will either Party have the right to terminate this Agreement, for any breach, default or delay by the other Party that is attributable to an event beyond their reasonable control, including without limitation acts of God, acts of government (including without limitation injunctions), fire, flood, earthquake, strike, lockout, labor dispute, breakdown of plant, shortage of equipment or supplies, loss or unavailability of manufacturing facilities or materials, casualty or accident, stoppage or interruption of transportation or utilities, civil commotion, acts of public enemies, acts of terrorism or threat of terrorist acts, blockage or embargo and the like (each, a “Force Majeure Event”); provided, however, that such Party will use commercially reasonable efforts to avoid and/or minimize the impact of such occurrence, and give prompt written notice of any Force Majeure Event to the other Party.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused its duly authorized officer to execute and deliver this Agreement as of the Effective Date.

LIGAND PHARMACEUTICALS, INC.

By:	/s/ Matthew Korenberg
Name:	Matthew Korenberg
Title:	Chief Financial Officer and EVP Finance

PALVELLA THERAPEUTICS, INC.

By:	/s/ Wesley H. Kaupinen
Name:	Wesley H. Kaupinen
Title:	President & CEO

[Signature Page to Development Funding and Royalties Agreement]

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Appendix A

PTX-022

PTX-022 is a novel, [***] high-strength rapamycin topical [***] formulation [***], optimized for dermal targeting, which is the subject of clinical development pursuant to FDA IND No. 117347.

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Appendix B

Palvella Patents

[***]

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Appendix C

Development Plan

Secure FDA Fast Track Designation as basis for expedited development and review (Achieved on November 5, 2018)

o Provides for rolling review of NDA submission

o Opportunity for Priority Review (Priority Review designation means FDA's goal is to take action on an NDA within 6 months, compared to 10 months under standard review)

•[***]

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Appendix D

Development Budget

[***]

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